UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 13, 2020
NantHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9920 Jefferson Boulevard
Culver City, California 90232
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 883-1300

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §(§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §(§240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.
Asset Purchase Agreement
On January 13, 2020, NantHealth, Inc., a Delaware corporation (the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) with Masimo Corporation (“Masimo”), VCCB Holdings, Inc., a wholly owned subsidiary of Masimo (collectively with Masimo, the “Purchaser”), and, solely with respect to certain provisions of the Purchase Agreement, NantWorks, LLC (“NantWorks”), an affiliate of the Company. Pursuant to the Purchase Agreement, the Company has agreed to sell to the Purchaser certain of its assets related to its “Connected Care” business, including the products known as DeviceConX, VitalsConX, HBox and Shuttle Cable (collectively, the “Connected Care Business”).
Under the terms of the Purchase Agreement, in exchange for assets primarily related to the Connected Care Business, at the Closing (as defined in the Purchase Agreement), the Purchaser will pay a total of $47.25 million in cash, subject to certain purchase price adjustments, and assume certain liabilities of the Connected Care Business.
Of the cash consideration paid at the Closing, $237,500 will be held in escrow as partial security for the Company’s indemnification obligations. The funds in escrow will be released, if not used to satisfy indemnification obligations, thirteen months after the date of the Closing (the “Closing Date”).
The Purchase Agreement includes customary representations, warranties and covenants of each of the Company, NantWorks and the Purchaser, and customary closing conditions.
Between the date of the Purchase Agreement and the Closing, the Company will conduct the Connected Care Business in the ordinary course of business and consistent with past practice, and the Purchaser’s approval will be required to undertake certain actions.
The Company and NantWorks have agreed that none of the Company, its subsidiaries, Patrick Soon-Shiong, the Company’s chairman and chief executive officer, or persons and entities controlled by Patrick Soon-Shiong will, for a period beginning on the Closing Date and ending on the four-year anniversary of the Closing Date, market, offer to sell, or sell any medical device data system that is competitive with the products of the Connected Care Business being sold to the Purchaser, or solicit or induce any individual employed by the Purchaser who was an employee of the Company or any of its subsidiaries immediately prior to the Closing to leave such employment.
Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Purchaser and its affiliates against certain liabilities and the Purchaser has agreed to indemnify the Company and its affiliates against certain liabilities, in each case subject to certain customary limitations.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Purchase Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”) and the terms of which are incorporated herein by reference. Certain terms of the Purchase Agreement will be redacted for confidentiality reasons. The Purchase Agreement is not intended to provide any other factual information about the Company, NantWorks or the Purchaser. In particular, the representations and warranties contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement as of specific dates and were qualified by disclosures between the parties and a contractual standard of materiality that is different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the Company, NantWorks or the Purchaser.

Item 8.01.	Other Events.
On January 14, 2020, the Company and Masimo issued a joint press release announcing the signing of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 14, 2020, announcing the signing of the Purchase Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

Date:	January 14, 2020	By:	/s/ Bob Petrou
Bob Petrou
Chief Financial Officer